Exhibit 10.6

SPRUCE BIOSCIENCES, INC.

2020 EMPLOYEE STOCK PURCHASE PLAN OFFERING DOCUMENT

ADOPTED BY THE BOARD OF DIRECTORS: SEPTEMBER 9, 2020

In this document, capitalized terms not otherwise defined will have the same definitions of such terms as in the Spruce Biosciences, Inc. 2020 Employee Stock Purchase Plan.

1.	GRANT; OFFERING DATE.

(a)The Board hereby authorizes a series of Offerings pursuant to the terms of this Offering Document.

(b)The first Offering hereunder (the “Initial Offering”) will begin on the IPO Date and will end on December 31, 2022, unless terminated earlier as provided below. The Initial Offering will consist of four Purchase Periods with the first Purchase Period ending on June 30, 2021, the second Purchase Period ending on December 31, 2021, the third Purchase Period ending on June 30, 2022 and the fourth Purchase Period (and the Initial Offering) ending on December 31, 2022.

(c)After the Initial Offering commences, a new Offering will thereafter automatically begin on July 1, 2021, and every six (6) months thereafter over the term of the Plan. Each Offering will be approximately twenty-four (24) months in duration, and Offerings will be concurrent. Each Offering will consist of four (4) Purchase Periods of approximately six

(6)months in duration ending on June 30 and December 31 each year. Except as provided below, a Purchase Date is the last day of a Purchase Period or of an Offering, as the case may be.

(d)Notwithstanding the foregoing: (i) if any Offering Date falls on a day that is not a Trading Day, then such Offering Date will instead fall on the next subsequent Trading Day, and

(ii) if the last day of either a Purchase Period or an Offering (and therefore any Purchase Date) falls on a day that is not a Trading Day, then such last day of the Purchase Period or Offering (and therefore the Purchase Date) will instead fall on the immediately preceding Trading Day.

(e)Prior to the commencement of any Offering, the Board or Committee may change any or all terms of such Offering and any subsequent Offerings. The granting of Purchase Rights pursuant to each Offering hereunder will occur on each respective Offering Date unless (i) prior to such date the Board or Committee determines that such Offering will not occur, or (ii) no shares of Common Stock remain or will be available for issuance under the Plan in connection with such Offering.

(f)Notwithstanding anything in this Section 1 to the contrary, if the Fair Market Value of a share of Common Stock on any Offering Date of a subsequent Offering (the “New Offering”) is less than or equal to the Fair Market Value of a share of Common Stock on the

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Offering Date for an ongoing Offering (the “Ongoing Offering”), then such Ongoing Offering shall terminate immediately following the purchase of shares of Common Stock on the Purchase Date of such Ongoing Offering, and Participants in the terminated Ongoing Offering automatically shall be enrolled in the New Offering. Thereafter, notwithstanding the provisions of Section 1(c) above, instead of a new Offering commencing pursuant to Section 1(c), a new Offering shall begin on the date that is six (6) months after the New Offering that commences pursuant to this Section 1(f) and every six (6) months thereafter, and each such Offering shall end on the date that is twenty-four (24) months after its Offering Date.

2.	ELIGIBLE EMPLOYEES.

(a)“Eligible Employee” means an Employee as of the applicable enrollment deadline who is either: (i) an Employee of the Company; or (ii) an Employee of a Related Corporation incorporated in the United States; or (iii) an Employee of a Related Corporation that is not incorporated in the United States but whose employees the Board or Committee has designated as eligible to participate in the Offering. Each Eligible Employee as of an Offering Date who has completed the necessary enrollment paperwork (including any enrollment form) by the applicable deadline, will be granted a Purchase Right on the Offering Date of such Offering.

(b)Each person who first becomes an Eligible Employee during an Offering shall not be granted a Purchase Right under such ongoing Offering, but shall be eligible to participate in the next subsequent Offering and shall be granted a Purchase Right under such subsequent Offering; provided, however, that as a condition to the grant of a Purchase Right under such subsequent Offering, the Eligible Employee must submit the necessary enrollment paperwork (including any enrollment form) required by the Company at least seven (7) business days (or such other period of time as determined by the Company and communicated to Participants) before the start of such Offering.

(c)Notwithstanding the foregoing, the following Employees will not be Eligible Employees or be granted Purchase Rights under an Offering:

(i)five percent stockholders (including ownership through unexercised and/or unvested stock options) as described in Section 5(c) of the Plan; or

(ii)Employees in jurisdictions outside of the United States if, as of the Offering Date of the Offering, the grant of such Purchase Rights under this Offering Document would not be in compliance with the applicable laws, regulations or requirements of any jurisdiction in which the Employee resides or is employed, as determined in the sole discretion of the Board or Committee.

3.	PURCHASE RIGHTS; PURCHASE LIMITS.

(a)Subject to the limitations herein and in the Plan, a Participant’s Purchase Right will permit the purchase of the number of shares of Common Stock purchasable with up to 15% of such Participant’s Earnings paid during the Offering, beginning as of the date such Participant first commences participation in that Offering; provided, however, that no Participant may have more than 15% of such Participant’s Earnings applied to purchase shares of Common Stock

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under all ongoing Offerings under the Plan and all other plans of the Company and Related Corporations that are intended to qualify as employee stock purchase plans under Section 423 of the Code. In the case of a payroll date that falls after the Purchase Date of one Purchase Period but prior to the first Trading Day of the immediately following Purchase Period, if applicable, Earnings from such payroll will be included in the new Purchase Period. In the case of a payroll date that falls after the last Purchase Date of an Offering but prior to the Offering Date of the next new Offering, Earnings from such payroll will be included in the new Offering (provided the Eligible Employee continues to participate in the new Offering).

(b)For Offerings hereunder, “Earnings” means the cash compensation paid to a Participant, consisting of the Participant’s base salary or base wage rate, including the value of amounts elected to be deferred by such Participant under any 401(k) plan or other deferred compensation program or arrangement established by the Company or a Related Corporation, but excluding all of the following: bonuses, commissions and overtime pay, if applicable, and all other cash remuneration paid directly to the Participant, including, without limitation, profit sharing contributions, the cost of employee benefits paid for by the Company or a Related Corporation, education or tuition reimbursements, imputed income (whether or not arising under any Company or Related Corporation group insurance or benefit program), traveling expenses, business expense reimbursements, moving expense reimbursements, housing and living allowances, income received, reported or otherwise recognized in connection with stock options and other equity awards, contributions made by the Company or a Related Corporation under any employee benefit plan, and other similar items of compensation.

(c)However, the maximum number of shares of Common Stock that a Participant may purchase on any Purchase Date in an Offering will be such number of shares as has a Fair Market Value (determined as of the Offering Date for such Offering) equal to (1) US $25,000 multiplied by the number of calendar years in which the Purchase Right under such Offering has been outstanding at any time, minus (2) the Fair Market Value of any other shares of Common Stock (determined as of the relevant Offering Date with respect to such shares) that, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the Purchase Right has been outstanding. In all cases, this US $25,000 limit will be determined in accordance with regulations applicable under Section 423(b)(8) of the Code. In particular, the amount in clause (2) will be determined based on (i) the number of shares previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, and pursuant to any other Company or Related Corporation plans intended to qualify as an employee stock purchase plan under Section 423 of the Code, and

(ii) the number of shares subject to other Purchase Rights outstanding on the Offering Date for such Offering pursuant to the Plan and any other such Company or Related Corporation plan intended to qualify as an Employee Stock Purchase Plan.

(d)In addition, the maximum number of shares of Common  Stock that may be purchased on any single Purchase Date by any one Participant is 20,000 shares.

(e)Notwithstanding the foregoing, in all cases, the maximum aggregate number of shares of Common Stock available to be purchased by all Participants under an Offering will be the number of shares of Common Stock remaining available under the Plan on the Offering Date,

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rounded down to the nearest whole share, taking into account the Purchase Rights granted or to be granted under all other contemporaneous Offerings under the Plan.   If the aggregate number of shares of Common Stock to be purchased upon the exercise of all outstanding Purchase Rights on a single Purchase Date under all on-going Offerings would exceed the foregoing limit, the Board or Committee will make a pro rata allocation (based on each Participant’s accumulated Contributions) on the applicable Purchase Date of the shares available (as of the Offering Date) in a uniform and equitable manner.

(f)Any Contributions not applied to the purchase of shares of Common Stock as a result of the application of the limits set forth in this Section 3 will be refunded to the Participants at the end of the Offering without interest (unless otherwise required by applicable laws or regulations).

4.	PURCHASE PRICE.

The purchase price of shares of Common Stock under an Offering will be the lesser of:

(i)85% of the Fair Market Value of such shares of Common Stock on the Offering Date, and

(ii)85% of the Fair Market Value of such shares of Common Stock on the applicable Purchase Date, in each case rounded up to the nearest whole cent per share. For the Initial Offering, the Fair Market Value of the shares of Common Stock on the Offering Date will be the price per share at which shares are first sold to the public in the Company’s initial public offering, as specified in the final prospectus for that initial public offering.

5.	PARTICIPATION.

(a)Contributions may be made through payroll deductions only, unless payroll deductions are prohibited by applicable laws or regulations or unless the Company or a Participant’s employer determines that another means of contributing is required or advisable for legal or administrative reasons.

(b)An Eligible Employee’s election to participate in an Offering is effective on the Offering Date. An Eligible Employee must elect his or her Contribution rate on the enrollment form provided by the Company (the “Enrollment and Change Request Form”). The completed Enrollment and Change Request Form must be delivered to the Company at least seven (7) business days prior to the Offering Date, unless a different time is set by the Company for all Eligible Employees with respect to a given Offering. Contribution rates must be expressed in whole percentages of Earnings, with a minimum percentage of 1% (except as otherwise provided herein) and a maximum percentage of 15%.

(c)A Participant may increase or decrease his or her Contribution level, with such change effective as of the next Purchase Period or Offering, by delivering the required Enrollment and Change Request Form at least seven (7) business days (or such other period of time as determined by the Company and communicated to Participants) prior to the start of the Purchase Period or Offering, as applicable, for which it is to be effective. However, the Company may determine in its sole discretion at any time, including at any time following the commencement of an Offering, that it will no longer accept Participant requests to increase or

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decrease Contribution levels.

(d)Unless otherwise determined by the Company and communicated to Participants with respect to the Purchase Period or Offering, a Participant may not increase his or her Contribution level as to Contributions to be made during a Purchase Period. A Participant may decrease (including a decrease to 0%) his or her Contribution level no more than one time per Purchase Period, with such change effective as to Contributions to be made during such ongoing Purchase Period. The Participant must deliver an Enrollment and Change Request Form stating the new decreased Contribution level at least seven (7) business days (or such other period of time as determined by the Company and communicated to Participants) prior to the payroll date for which it is to be effective. Any Participant who has not increased his or her Contribution level as to Contributions to be made for the next Offering from 0% to at least 1% at least seven

(7)business days (or such other period of time as determined by the Company and communicated to Participants) prior to the start of a new Offering will be withdrawn from the Plan effective as of the first day of that new Offering.

(e)A Participant may withdraw from an Offering and receive a refund of his or her Contributions (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock for the Participant on any prior Purchase Date) without interest, at any time prior to the end of the Offering, but excluding the seven (7) business day period immediately preceding a Purchase Date (or such other period of time determined by the Company and communicated to Participants), by delivering the required Enrollment and Change Form. A Participant who has withdrawn from an Offering may not again participate in that Offering, but may participate in subsequent Offerings.

(f)Eligible Employees may not make an investment decision regarding participation in an Offering, including electing a Contribution level, until a registration statement covering the shares reserved under the Plan for that Offering has been filed by the Company and has become effective. The Company may establish procedures to enable the purposes of the Plan to be satisfied while complying with applicable securities laws.

(g)For the Initial Offering only, each Eligible Employee who is employed on the Offering Date for the Initial Offering automatically will be enrolled in the Initial Offering, with a Purchase Right to purchase up to the number of shares of Common Stock that are purchasable with 15% of the Eligible Employee’s Earnings attributable to the Initial Offering, subject to the limitations set forth in Section 3 above. Immediately following the filing of an effective registration statement pursuant to a Form S-8, Eligible Employees will have a period of approximately two (2) weeks, unless a different period is selected by the Company (with the last such day of that period referred to as the “Election Date”) within which to (i) withdraw from the Plan or (ii) authorize Contributions through payroll deductions for the purchase of shares during the Initial Offering (which may be for a percentage that is less than 15% of the Eligible Employee’s Earnings, including 0%). Authorized payroll deductions will begin on the first regularly scheduled payroll paydate that occurs at least seven (7) business days following the Election Date (unless an earlier paydate is selected by the Company). If an Eligible Employee fails to authorize payroll deductions at a Contribution level of at least 1% by the Election Date, the Eligible Employee will be deemed to have elected a 0% Contribution Rate for the first

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Purchase Period of the Initial Offering and no shares will be purchased for the Eligible Employee on the first Purchase Date of the Initial Offering. However, the Eligible Employee’s Purchase Right will remain outstanding and he or she may still authorize payroll deductions for the second Purchase Period of the Initial Offering. If the Eligible Employee has not timely elected payroll deductions at the rate of at least 1% before the start of the second Purchase Period of the Initial Offering, his or her Purchase Right for the Initial Offering will be immediately terminated, he or she will be automatically withdrawn from the Plan, and he or she must affirmatively enroll and authorize payroll deductions in accordance with Section 5(a) above to participate in  future Offerings.

(h)Once an Eligible Employee affirmatively enrolls in an Offering and authorizes Contributions (including in connection with the Initial Offering), the Eligible Employee automatically will be enrolled for all subsequent Offerings that begin after the end of the Offering in which the Eligible Employee is a Participant until he or she elects to withdraw from an Offering pursuant to Section 5(e) above, is deemed to have withdrawn pursuant to Section 5(d) above, or otherwise terminates his or her participation in the Plan (including through termination of employment with the Company or a Related Corporation).

6.	PURCHASES.

Subject to the limitations contained herein, on each Purchase Date, each Participant’s Contributions (without any increase for interest) will be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering. On a Purchase Date, each Participant’s purchases shall first be made under the Offering for which purchases are being made on such Purchase Date that results in stock being purchased for such Participant at the lowest price under all Offerings in which such Participant has been granted Purchase Rights and under which stock is then being purchased on such Purchase Date. The Company may require that such shares of Common Stock be retained with a particular broker or agent for a designated period of time and/or may establish other procedures to permit tracking of qualifying and disqualifying dispositions of such shares of Common Stock.

7.	NOTICES, FORMS AND AGREEMENTS.

Any notices, forms or agreements provided for in an Offering or the Plan will be given in writing, in a form provided by the Company (including documents delivered in electronic form, if authorized by the Committee). Unless specifically provided for in the Plan or this Offering document, notices, forms and agreements will be deemed effectively given upon receipt (including documents delivered in electronic form).

8.	EXERCISE CONTINGENT ON STOCKHOLDER APPROVAL.

The Purchase Rights granted under an Offering are subject to the approval of the Plan by the stockholders of the Company as required for the Plan to obtain treatment as an Employee Stock Purchase Plan.

9.	OFFERING SUBJECT TO PLAN.

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Each Offering is subject to all the provisions of the Plan, and the provisions of the Plan are hereby made a part of the Offering. The Offering is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.   In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan will control.

10.	CHANGES TO ONGOING OFFERINGS.

Notwithstanding anything in this Offering Document to the contrary, the Board and/or the Committee are entitled to: (i) establish the exchange ratio applicable to Contributions in a currency other than U.S. dollars, if applicable; (ii) permit Contributions in excess of the amount designated by a Participant to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with that Participant’s Contributions;

(iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (v) establish other limitations or procedures as the Board and/or the Committee determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board or Committee pursuant to this paragraph will not be considered to alter or impair the Purchase Rights granted under this Offering Document as they are part of the initial terms of each Purchase Period and the Purchase Rights granted under this Offering Document.

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